JOINT FILING AGREEMENT

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  November 11, 1999           The Pape Group, Inc.


                                    By: /s/ Randall C. Pape
                                       ---------------------------
                                       Randall C. Pape
                                       President and CEO


                                     /s/ Randall C. Pape
                                    ------------------------------
                                    Randall C. Pape